Exhibit 18

March 1, 2019

Fifth Third Bancorp

38 Fountain Square Plaza

Cincinnati, Ohio 45263

Dear Sirs/Madams:

We have audited the consolidated financial statements of Fifth Third Bancorp as of December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated March 1, 2019, which expressed an unqualified opinion and included an explanatory paragraph concerning the change in accounting for qualifying Low-Income Housing Tax Credit investments from the equity method to the proportional amortization method. Note 1 to the consolidated financial statements contains a description of your election during the year ended December 31, 2018 of the change in accounting principle from the equity method of accounting for qualifying Low-Income Housing Tax Credit investments to the proportional amortization method of accounting. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ Deloitte & Touche LLP